AMENDMENT TO THE JETBLUE AIRWAYS CORPORATION

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

This Amendment (the “Amendment”) to the JetBlue Airways Corporation Executive Change in Control Severance Plan (the “Plan”), is made effective as of the 4th day of May, 2023, by JetBlue Airways Corporation, a Delaware corporation.

1.	Amendment to Section 2 of the Plan. The definitions of “Excise Tax” and “Gross Up Amount” are deleted in their entirety.

2.	Amendment to Section 8 of the Plan. Section 8 of the Plan is deleted in its entirety and replaced with the following:

Section 8. No Tax Gross Ups; Section 280G.

(a)            No Excise Tax Gross-up. Nothing in the Plan shall be construed to entitle any Eligible Employee to receive tax gross up payments of any kind in connection with payments or benefits received under the Plan.

(b)       Section 280G. Notwithstanding any provision of the Plan to the contrary, in the event that any amount or benefit to be paid or provided under the Plan or otherwise to an Eligible Employee constitutes a “parachute payment” within the meaning of Section 280G of the Code, and but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code, then the totality of those amounts shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Eligible Employee on an after-tax basis of the greatest amount of such payments and benefits, notwithstanding that all or some portion of such amount may be taxable under Section 4999 of the Code. Any determination required under this provision shall be made in writing by a firm of independent public accountants or a law firm selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Eligible Employee and the Company for all purposes. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction of any amount required by this provision shall occur in the following order: (1) reduction of cash payments to the Eligible Employee under Section 4 of the Plan; (2) reduction of any accelerated vesting of any Company equity awards held by the Eligible Employee; and (3) reduction of any other benefits paid or provided to the Eligible Employee.

3.	Continued Effect. Except as set forth herein, the Plan shall remain unchanged and in full force and effect.